Exhibit 99.1

Novavax Reports Fourth Quarter and Year-End 2016 Financial Results

Gaithersburg, MD, February 27, 2017 – Novavax, Inc., (Nasdaq:NVAX) today announced its financial results for the fourth quarter and twelve months ended December 31, 2016.

Recent and Fourth Quarter Achievements:

•	Continued execution of the global Phase 3 Prepare™ clinical trial to prevent RSV in infants via maternal immunization. Prepare is a randomized, observer-blinded, placebo-controlled trial, conducted at multiple international sites. The primary objective is to determine the efficacy of maternal immunization with our RSV F Vaccine against symptomatic RSV lower respiratory tract infection with hypoxemia in infants through a minimum of the first 90 days of life. Prepare is supported by a grant of up to $89 million from the Bill & Melinda Gates Foundation (BMGF); and

•	Initiation of a randomized, observer-blinded, multi-arm, dose-ranging Phase 2 clinical trial, in one and two dose formulations, both with and without adjuvants, of the RSV F Vaccine in older adults (60 years of age and older). The trial will evaluate safety and immunogenicity of these formulations in older adults as measured by serum microneutralization titers against RSV/A and RSV/B, palivizumab competing antibodies (PCA) and anti-F IgG.

Summary

“We’ve made significant progress executing on the path forward that we outlined in late 2016,” said Stanley C. Erck, President and CEO. “For the remainder of the year we will focus on the ongoing Phase 3 trial of our RSV F Vaccine for infants via maternal immunization and on understanding the results of our Phase 2 immunogenicity trial in older adults, along with a deeper understanding of the Resolve Phase 3 trial results we reported last September. We also plan on moving our Zika and nanoparticle influenza vaccine programs into the clinic later this year.”

Financial Results for the Three and Twelve Months Ended December 31, 2016

Novavax reported a net loss of $57.1 million, or $0.21 per share, for the fourth quarter of 2016, compared to a net loss of $78.8 million, or $0.29 per share, for the fourth quarter of 2015. For the twelve months ended December 31, 2016, the net loss was $280.0 million, or $1.03 per share, compared to a net loss of $156.9 million, or $0.60 per share, for the same period in 2015.

Novavax revenue in the fourth quarter of 2016 decreased 8% to $5.4 million, compared to $5.9 million for the same period in 2015. Revenue for the full year 2016 decreased 58% to $15.4 million, compared to $36.3 million in 2015. The decrease in revenue under the HHS BARDA contract in 2016 of approximately $31 million relative to 2015 accounts for the decrease. The lower HHS BARDA revenue is the result of a lower level of activity, primarily resulting from the natural expiration of the BARDA contract, as compared to the same period in 2015. This decrease in HHS BARDA revenue was partially offset by an increase of $9.4 million in revenue in 2016 recorded under the BMGF grant relating to our ongoing Prepare clinical trial.

Research and development expenses decreased 33% to $51.1 million in the fourth quarter of 2016, compared to $75.9 million for the same period in 2015. For the full year 2016, research and development expenses increased 46% to $237.9 million, compared to $162.6 million in 2015. The increase in research and development expenses for the full year 2016 was primarily due to increased costs associated with the clinical trials and development activities of our RSV F Vaccine and higher employee-related costs, including non-cash stock-based compensation.

General and administrative expenses decreased 6% to $8.3 million in the fourth quarter of 2016, compared to $8.9 million for the same period in 2015. For the full year 2016, general and administrative expenses increased 51% to $46.5 million, compared to $30.8 million in 2015. The increase was primarily due to higher employee-related costs and professional fees for pre-commercialization activities as compared to the same period in 2015.

Interest income (expense), net for the fourth quarter and full year 2016 includes $3.4 million and $12.5 million, respectively, of interest expense relating the Company’s Convertible Senior Notes offering in the first quarter of 2016.

As of December 30, 2016, the company had $235.5 million in cash and cash equivalents and marketable securities compared to $230.7 million as of December 31, 2015. Net cash used in operating activities for the full year 2016 was $255.5 million, compared to $126.1 million for same period in 2015. The increase in cash usage was primarily due to increased costs relating to our RSV F Vaccine and higher employee-related costs.

Conference Call

Novavax management will host its quarterly conference call today at 4:30 p.m. ET. The dial-in number for the conference call is (877) 212-9076 (Domestic) or (707) 287-9331 (International), passcode 61206704. A replay of the conference call will be available starting at 7:30 p.m. on February 27, 2017 until midnight March 3, 2017. To access the replay by telephone, dial (855) 859-2056 (Domestic) or (404) 537-3406 (International) and use passcode 61206704.

A webcast of the conference call can also be accessed via a link on the home page of the Novavax website (novavax.com) or through the "Investor Info"/"Events" tab on the Novavax website. A replay of the webcast will be available through the "Investor Info"/"Events" tab on the Novavax website until April 30, 2017.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a clinical-stage biotechnology company committed to delivering novel products to prevent a broad range of infectious diseases. Our recombinant nanoparticles and Matrix-M™ adjuvant technology are the foundation for groundbreaking innovation that improves global health through safe and effective vaccines. Additional information about Novavax is available on the Company's website, novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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NOVAVAX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)
Revenue	$5,399	$5,853	$15,353	$36,250

Expenses:
Research and development	51,100	75,903	237,939	162,644
General and administrative	8,344	8,852	46,527	30,842
Total expenses	59,444	84,755	284,466	193,486
Loss from operations	(54,045)	(78,902)	(269,113)	(157,236)
Interest income (expense), net	(3,066)	95	(10,822)	419
Other income (expense)	2	1	(31)	(120)
Net loss	$(57,109)	$(78,806)	$(279,966)	$(156,937)

Basic and diluted net loss per share	$(0.21)	$(0.29)	$(1.03)	$(0.60)
Basic and diluted weighted average number of common shares outstanding
	271,200	269,863	270,802	262,248

SELECTED BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2016	2015

Cash and cash equivalents	$144,353	$93,108
Marketable securities	91,126	137,548
Total current assets	287,830	287,257
Working capital	221,424	210,763
Total assets	394,301	386,038
Total notes payable and capital lease obligation	316,376	503
Total stockholders’ equity (deficit)	(5,546)	292,669

Contact:

Investor Relations

Novavax, Inc.

Andrea N. Flynn, Ph.D.

Associate Director, Investor Relations

ir@novavax.com

240-268-2000

Westwicke Partners

John Woolford

john.woolford@westwicke.com

443-213-0506

Media

Russo Partners, LLC

David Schull

Todd Davenport, Ph.D.

david.schull@russopartnersllc.com

212-845-4271